EXHIBIT 99.1



N E W S  R E L E A S E
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September 20, 1995


CONTACT:

Martin I. Zankel           Dean Banks
Chairman of the Board      Chief Financial Officer

FOR IMMEDIATE RELEASE:
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                           LANDSING PACIFIC FUND, INC.
                 ANNOUNCES SALE OF SOUTHERN CALIFORNIA PROPERTY
                           AND DISCOUNTED LOAN PAYMENT

SAN MATEO, CA -- Landsing Pacific Fund, Inc. (AMEX:LPF) announced today the sale of Country Hills Towne Center in Diamond Bar, California for $12,550,000, net of commission. As a result of the sale, the Fund was able to realize a $2,600,000 discount on the repayment of the mortgage debt which was collateralized by the property.

The Fund also reported that the Annual Stockholders' Meeting will be held on October 23, 1995, at which time stockholders will be asked to approve a plan to liquidate the Fund. If the Fund is liquidated, the net liquidation proceeds, after realization of the loan discount, were estimated in a recently issued proxy statement at between $4.42 and $4.88 per share. This estimate was based on certain valuations prepared by Ernst & Young, in addition to management estimates of other proceeds and costs of liquidation. The Fund cautioned, however, that there can be no assurance that the actual net proceeds will be within the estimated range or when net proceeds will be distributed.

Landsing Pacific Fund, Inc. is a self-administered real estate investment trust with equity investments in industrial properties, and shopping centers. Its shares are traded on the American Stock Exchange under the symbol "LPF."